EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2007, except Note 2, as to which the date is April 2, 2007, to the Registration Statement on Form SB-2 Amendment No. 2 and related prospectus of Unicorp, Inc. for the registration of shares of its common stock.

/s/ Thomas Leger & Co., L.L.P.
Thomas Leger & Co., L.L.P.
Houston, Texas
September 14, 2007